exhibit 10.1

Aptevo Therapeutics inc.

[_____], 2026

Holder of the August 2026 Inducement Common Stock Purchase Warrants and August 2026 PIPE Common Stock Purchase Warrants

Re:	Inducement Offer to Exercise Common Stock Purchase Warrants

Dear Holder:

Aptevo Therapeutics Inc. (the “Company”) is pleased to offer to you (“Holder”, “you” or similar terminology) (i) the opportunity to receive new warrants to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) a reduction in the Exercise Price (as defined in the respective Existing Warrants) in consideration for exercising by you for cash at a Reduced Exercise Price (as defined below), as set forth on the signature page hereto, the August 2026 Inducement Common Stock Purchase Warrants (the “Existing Inducement Warrant”) currently held by you and issued on August 13, 2026 attached hereto as Exhibit A-1 and the August 2026 PIPE Common Stock Purchase Warrants (the “Existing PIPE Warrant”, together with the Existing Inducement Warrants the “Existing Warrants”) currently held by you and issued on August 13, 2026 attached hereto as Exhibit A-2.

The shares of Common Stock underlying the Existing Warrants (the “Existing Warrant Shares”) have been registered pursuant to registration statements on Form S-1 (File No. 333-298483) (the “Registration Statements”). The Registration Statement is currently effective and, upon exercise of the Existing Warrants pursuant to this letter agreement, will be effective for the issuance or resale of the Existing Warrant Shares. Capitalized terms not otherwise defined herein shall have the meanings set forth in the New Warrants (as defined herein).

Pursuant to Section 3(h) of the Existing Warrants, the Company desires to reduce the Exercise Price (as defined in the Existing Warrants) of the Existing Warrants to $1.08 per share (the “Reduced Exercise Price”). In consideration for the exercise in full for cash of all of the Existing Warrants held by the Holder at the Reduced Exercise Price as set forth on the Holder’s signature page hereto (the “Warrant Exercise”) on or before the Execution Time (as defined below), the Company hereby offers to sell and issue you new unregistered Common Stock purchase warrants (the “New Warrants”) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”), to purchase up to a number of shares (the “New Warrant Shares”) of Common Stock equal to 500% of the number of Existing Warrant Shares issued pursuant to the Warrant Exercise hereunder, which New Warrants shall have an exercise price per share equal to $1.08, subject to adjustment as provided in the New Warrants, will be exercisable upon the Stockholder Approval Date (as defined in the New Warrant) and have a term of exercise of five years, which New Warrants shall be substantially in the form as set forth in Exhibit B hereto.

The New Warrant certificate(s) will be delivered at Closing (as defined below), and such New Warrants, together with any underlying shares of Common Stock issued upon exercise of the

New Warrants, will, unless and until their sales are registered under the Securities Act, contain customary restrictive legends and other language typical for an unregistered warrant and unregistered shares. Notwithstanding anything herein to the contrary, in the event that any Warrant Exercise would otherwise cause the Holder to exceed the beneficial ownership limitations (“Beneficial Ownership Limitation”) set forth in Section 2(e) of the Existing Warrants (or, if applicable and at the Holder’s election, 9.99%), the Company shall only issue such number of Existing Warrant Shares to the Holder that would not cause the Holder to exceed the maximum number of Existing Warrant Shares permitted thereunder, as directed by the Holder, with the balance to be held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with such Beneficial Ownership Limitation, which abeyance shall be evidenced through the Existing Warrants which shall be deemed prepaid thereafter (including the cash payment in full of the exercise price), and exercised pursuant to a Notice of Exercise in the Existing Warrants (provided that no additional exercise price shall be due and payable). The parties hereby agree that the Beneficial Ownership Limitation for purposes of the Existing Warrants is as set forth on the Holder’s signature page hereto.

Upon any Warrant Exercise, the Holder shall be deemed to have waived any voting rights of any Existing Warrant Shares during the period commencing as of the time of execution of this letter agreement by the Holder, through, and including, such applicable Warrant Share Delivery Date (as defined in the Existing Warrant), as necessary, such that the aggregate voting rights of any Common Stock (including such Existing Warrant Shares) beneficially owned by the Holder and/or any Attribution Parties, collectively, on any such date of determination shall not exceed the applicable Beneficial Ownership Limitation as a result of any such exercise of any Existing Warrants.

Expressly subject to the paragraph immediately following this paragraph and the Beneficial Ownership Limitation set forth above, Holder may accept this offer by signing this letter agreement below, with such acceptance constituting Holder’s exercise in full of the Existing Warrants for an aggregate exercise price set forth on the Holder’s signature page hereto (the “Warrant Exercise Price”) on or before [___a.m./ p.m.], Eastern Time, on [_____], 2026 (the “Execution Time”).

Additionally, the Company agrees to the representations, warranties and covenants set forth on Annex A attached hereto. Holder represents and warrants that, as of the date hereof it is, and on each date on which it exercises any New Warrants it will be, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, and agrees that the New Warrants will contain restrictive legends when issued, and neither the New Warrants nor the shares of Common Stock issuable upon exercise of the New Warrants will be registered under the Securities Act, except as provided in Annex A attached hereto. Also, Holder represents and warrants that it is acquiring the New Warrants as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the New Warrants or the New Warrant Shares (this representation is not limiting Holder’s right to sell the New Warrant Shares pursuant to an effective registration statement under the Securities Act or otherwise in compliance with applicable federal and state securities laws).

The Holder hereby agrees to waive its rights pursuant to (i) Section 4.12(b) of the Securities Purchase Agreement, dated August 12, 2026, between the Company and the purchasers named therein and (ii) Annex A, Section (h)(i) of the Warrant Inducement Letter Agreement, dated August 12, 2026, between the Company and the holders named therein with respect to the Closing.

The Holder understands that issuance of the New Warrants and the New Warrant Shares are not, and may never be, registered under the Securities Act, or the securities laws of any state and, accordingly, each certificate, if any, representing such securities shall bear a legend substantially similar to the following:

“THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON THE EXERCISE OF THIS WARRANT (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT, OR (IV) THE SECURITIES ARE TRANSFERRED WITHOUT CONSIDERATION TO AN AFFILIATE OF SUCH HOLDER OR A CUSTODIAL NOMINEE (WHICH FOR THE AVOIDANCE OF DOUBT SHALL REQUIRE NEITHER CONSENT NOR THE DELIVERY OF AN OPINION).”

Certificates evidencing the New Warrant Shares shall not contain any legend (including the legend set forth above), (i) while a registration statement covering the resale of such New Warrant Shares is effective under the Securities Act, (ii) following any sale of such New Warrant Shares pursuant to Rule 144 under the Securities Act, (iii) if such New Warrant Shares are eligible for sale under Rule 144 (assuming cashless exercise of the New Warrants), without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such New Warrant Shares and without volume or manner-of-sale restrictions, (iv) if such New Warrant Shares may be sold under Rule 144 and the Holder is not an affiliate of the Company (assuming cashless exercise of the New Warrants) and the Company is then in compliance with the current public information required under Rule 144 as to such New Warrant Shares, or (v) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Securities and Exchange Commission (the “Commission”) and the earliest of clauses (i) through (v), the “Delegend Date”)). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Delegend Date if required by the Company and/or the Transfer Agent to effect the removal of the legend hereunder, or at the request of the Holder, which opinion shall be in form and substance reasonably acceptable to the Holder. From and after the Delegend Date, such New Warrant Shares shall be issued free of all legends. The Company agrees that following the Delegend Date or at such time as such legend is no longer required under this Section, it will, no later than two (2) Trading Days or the standard settlement period, whichever is earlier, following the delivery by the Holder to the Company or the Transfer Agent of a certificate representing the New Warrant Shares issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to the Holder a certificate representing such shares that is free from all restrictive and other legends or, at the request of the Holder shall credit the account of the Holder’s prime broker with the Depository Trust Company System as directed by the Holder.

In addition to the Holder’s other available remedies, the Company shall pay to a Holder, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of New Warrant Shares (based on the VWAP of the Common Stock on the date such New Warrant Shares are submitted to the Transfer Agent) delivered for removal of the restrictive legend, $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to the Holder by the Legend Removal Date a certificate representing the New Warrant Shares that is free from all restrictive and other legends and (b) if after the Legend Removal Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock that the Holder anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) over the product of (A) such number of New Warrant Shares that the Company was required to deliver to the Holder by the Legend Removal Date and for which the Holder was required to purchase shares to timely satisfy delivery requirements, multiplied by (B) the weighted average price at which the Holder sold that number of shares of Common Stock.

If this offer is accepted and the transaction documents are executed by the Execution Time, then as promptly as possible following the Execution Time, but in any event no later than [__] p.m., Eastern Time, on the date hereof, the Company shall issue a press release disclosing the material terms of the transactions contemplated hereby and shall file a Current Report on Form 8-K with the Commission disclosing all material terms of the transactions contemplated hereunder, including the filing with the Commission of this letter agreement as an exhibit thereto within the time required by the Exchange Act. From and after the dissemination of such press release, the Company represents to you that it shall have publicly disclosed all material, non-public information delivered to you by the Company, or any of its respective officers, directors, employees or agents in connection with the transactions contemplated hereunder. In addition, effective upon the dissemination of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and you and your Affiliates on the other hand, shall terminate. The Company represents, warrants and covenants that, upon acceptance of this offer, the Existing Warrant Shares shall be issued at Closing free of any legends or restrictions on resale by Holder.

No later than the first (1st) Trading Day following the date of the public disclosure of the transactions hereunder, the closing (“Closing”) shall occur at such location as the parties shall mutually agree. Unless otherwise directed by Roth Capital Partners, LLC (the “Placement Agent”), settlement of the Existing Warrant Shares shall occur via “Delivery Versus Payment” (“DVP”)

(i.e., on the Closing Date (as defined below), the Company shall issue the Existing Warrant Shares registered in the Holder’s name and address provided to the Company in writing and released by the Transfer Agent directly to the account(s) at the Placement Agent identified by the Holder; upon receipt of such Warrant Shares, the Placement Agent shall promptly electronically deliver such Warrant Shares to the Holder, and payment therefor shall concurrently be made to the Company by the Placement Agent (or its clearing firm) by wire transfer to the Company). The date of the Closing of the Warrant Exercise shall be referred to as the “Closing Date”.

The Company acknowledges and agrees that the obligations of the Holders under this letter agreement are several and not joint with the obligations of any other holder or holders of Existing Warrants or other warrants of the Company (each, an “Other Holder”) under any other agreement related to the exercise of such warrants (“Other Warrant Exercise Agreement”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Warrant Exercise Agreement. Nothing contained in this letter agreement, and no action taken by the Holders pursuant hereto, shall be deemed to constitute the Holder and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement or any Other Warrant Exercise Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this letter agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Existing Warrant Shares. This letter agreement shall be construed and enforced in accordance with the laws of the State of New York, without regards to conflicts of laws principles. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby.

Sincerely yours,

APTEVO THERAPEUTICS inc.

By:
Name:
Title:

[Holder Signature Page Follows]

Accepted and Agreed to:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: _________________________________

Name of Authorized Signatory: _______________________________________________

Title of Authorized Signatory: ________________________________________________

Number of Existing Inducement Warrants: __________________

Number of Existing PIPE Warrants: __________________

Aggregate Warrant Exercise Price being exercised contemporaneously with signing this letter agreement: _________________

Existing Inducement Warrants Beneficial Ownership Blocker: ☐ 4.99% or ☐ 9.99%

Existing PIPE Warrants Beneficial Ownership Blocker: ☐ 4.99% or ☐ 9.99%

New Warrants: _______________ (500% of the total Existing Warrants being exercised)

New Warrants Beneficial Ownership Blocker: ☐ 4.99% or ☐ 9.99%

DTC Instructions:

[Holder signature page to APVO Inducement Offer]

Annex A

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to the Holder:

a)

Capitalization; SEC Reports. The Company hereby represents and warrants that as of the date of this Inducement Offer there are [__] shares of Common Stock issued and outstanding, without giving effect to the exercise of any Existing Warrants pursuant to the terms of this Inducement Offer or any Other Warrant Exercise Agreement. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is not currently an issuer identified in Rule 144(i) under the Securities Act.

b)

Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection herewith. This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

c)

No Conflicts. The execution, delivery and performance of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any liens, claims, security interests, other encumbrances or defects upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect upon the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or in its ability to perform its obligations under this letter agreement.

d)

d)

Registration Obligations. As soon as reasonably practicable (and in any event within ten (10) calendar days of the date of this letter agreement (the “Filing Date”)), the Company shall file a registration statement on Form S-1 (or on Form S-3, if the Company is then S-3 eligible) providing for the resale of the New Warrant Shares (the “Registrable Securities”) by the holders of the New Warrants (the “Resale Registration Statement”). The Company shall use commercially reasonable efforts to cause the Resale Registration Statement to become effective (the “Effective Date”) within forty-five (45) calendar days following the date hereof (or within seventy-five (75) calendar days following the date hereof in case of “full review” of such registration statement by the Commission) (the “Effectiveness Deadline”) and to keep the Resale Registration Statement effective at all times until no holder of the New Warrants owns any New Warrants or New Warrant Shares. Not less than five (5) Trading Days prior to the filing of the Resale Registration Statement, the Company shall furnish to the Holder a copy of the Resale Registration Statement proposed to be filed, which shall be subject to the review of the Holder.

(1) If: (i) the Resale Registration Statement is not filed on or prior to its Filing Date (if the Company files the Resale Registration Statement without affording the Holders the opportunity to review and comment on the same, or the Company subsequent withdraws the filing of the Resale Registration Statement, the Company shall be deemed to have not satisfied this clause (i) as of the Filing Date), or (ii) the Company fails to file with the Commission a request for acceleration of a Resale Registration Statement in accordance with Rule 461 promulgated by the Commission pursuant to the Securities Act, within five Trading Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Resale Registration Statement will not be “reviewed” or will not be subject to further review, or (iii) prior to the effective date of a Resale Registration Statement, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such Resale Registration Statement within ten (10) calendar days after the receipt of comments by or notice from the Commission that such amendment is required in order for such Resale Registration Statement to be declared effective, or (iv) a Resale Registration Statement registering for resale all of the Registrable Securities is not declared effective by the Commission by the Effectiveness Deadline (provided that, if the Resale Registration Statement does not allow for the resale of Registrable Securities at prevailing market prices (i.e., only allows for fixed price sales), the Company shall have been deemed to have not satisfied this clause) or (v) after the effective date of a Resale Registration Statement, such Resale Registration Statement ceases for any reason to remain continuously effective as to all Registrable Securities included in such Resale Registration Statement, or the Holders are otherwise not permitted to utilize the prospectus therein to resell such Registrable Securities, for more than ten (10) consecutive calendar days or more than an aggregate of fifteen (15) calendar days (which need not be consecutive calendar days) during any 12-month period (any such failure or breach being referred to as an “Event”, and for purposes of clauses (i) and (iv), the date on which such Event occurs, and for purpose of clause (ii) the date on which such five (5) Trading Day period is exceeded, and for purpose of clause (iii) the date which such ten (10) calendar day period is exceeded, and for purpose of clause (v) the date on which such ten (10) or fifteen (15) calendar day period, as applicable, is exceeded being referred to as “Event Date”), then, in addition to any other rights the Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of (1) the product of (A) 2.0% multiplied by (B) the quotient of (I) the number of such Holder’s Registrable Securities that are not then covered by a Resale Registration Statement that is then effective and available for use by such Holder divided by (II) the total number of such Holder’s Registrable Securities multiplied by (2) the aggregate Warrant Exercise Price paid by such Holder hereunder; provided, however, that, in the event that none of such Holder’s Registrable Securities are then covered by a Resale Registration Statement that is effective and available for use by such Holder, the quotient of (I) divided by (II) in clause (1)(B) herein shall be deemed to equal 1. If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an Event.

e)	Trading Market. The transactions contemplated under this letter agreement comply with all the rules and regulations of the Nasdaq Capital Market.

f)

Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this letter agreement, other than: (i) the filings required pursuant to this letter agreement, (ii) application(s) or notice to each applicable Trading Market for the listing of the New Warrants and New Warrant Shares for trading thereon in the time and manner required thereby, (iii) the filing of Form D with the Commission, (iv) such filings as are required to be made under applicable state securities laws and (v) the Stockholder Approval ( as defined in the New Warrant).

g)

Listing of Common Stock. The Company hereby agrees to use best efforts to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed, and concurrently with the Closing, the Company shall apply to list or quote all of the New Warrant Shares on such Trading Market and promptly secure the listing of all of the New Warrant Shares on such Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will then include in such application all of the New Warrant Shares, and will take such other action as is necessary to cause all of the New Warrant Shares to be listed or quoted on such other Trading Market as promptly as possible. The Company will then take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

h)

Subsequent Equity Sales. From the date hereof until the later of (i) the date of Stockholder Approval and (ii) the Effective Date, neither the Company nor any Subsidiary shall (A) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock or Common Stock Equivalents or (B) file any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to the Registration Rights Agreement, or file a registration statement on Form S-8 in connection with any employee benefit plan. Notwithstanding the foregoing, this Section (h) shall not apply in respect of an Exempt Issuance. “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company (which may include an option exchange program or any other compensatory equity program provided to those who render services to the Company, subject to certain exceptions, (b) securities upon the exercise or exchange of or conversion of any securities issued thereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date hereof, provided that such securities have not been amended since the date hereof to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, subject to certain exceptions, and (d) securities issued pursuant to the purchase agreements between the Company and Niowave, Inc.

i) From the date hereof until one (1) year after the Closing Date, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering”, whereby the Company may issue securities at a future determined price regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

j)

Form D; Blue Sky Filings. If required, the Company agrees to timely file a Form D with respect to the New Warrants and New Warrant Shares as required under Regulation D and to provide a copy thereof, promptly upon request of any Holder. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the New Warrants and New Warrant Shares for, sale to the Holder at Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Holder.

k)

Stockholder Approval. In addition, the Company shall hold an annual or special meeting of stockholders on or prior to the date that is sixty (60) days following the Closing Date for the purpose of obtaining Stockholder Approval, with the recommendation of the Board of Directors that such proposals are approved, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management appointed proxyholders shall vote their proxies in favor of such proposals. If the Company does not obtain Stockholder Approval at the first meeting, the Company shall call a meeting every sixty (60) days thereafter to seek Stockholder Approval until the earlier of the date on which Stockholder Approval is obtained or the New Warrants are no longer outstanding.

l)

Reverse Stock Split. The Company covenants and agrees that, for a period of one (1) year following the Closing Date, the ratio of the Company's next reverse stock split shall not exceed one-for-ten (1:10).

EXHIBIT A-1

[Existing Inducement Warrant]

EXHIBIT A-2

[Existing PIPE Warrant]

EXHIBIT B

NEW WARRANTS